As filed with the Securities and Exchange Commission on February 26, 2007

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CYTORI THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3841	33-0827593
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3020 Callan Road

San Diego, California 92121

(858) 458-0900

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Christopher J. Calhoun

Chief Executive Officer and Director

Cytori Therapeutics, Inc.

3020 Callan Road

San Diego, California 92121

(858) 458-0900

(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:

Jonathan E. Soneff, Esq.	Hayden J. Trubitt, Esq.
Cytori Therapeutics, Inc.	Heller Ehrman LLP
3020 Callan Road	4350 La Jolla Village Drive
San Diego, CA 92121	Seventh Floor
(858) 458-0900	San Diego, CA 92122
(858) 450-8400

     Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as the Registrant shall determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☒ Registration No. 333-134129

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock, par value $0.001 per share(3) Warrants	$500,000	$15.35	(4)

(1)             There is being registered hereunder an indeterminate number of shares of common stock and warrants that may be issued by the registrant at various times and at indeterminate prices, with a total offering price not to exceed $500,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 457(i) under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable by the registrant upon exercise of any warrants issued under this registration statement. There is being registered hereunder an indeterminate number of warrants to purchase common stock. In no event will the aggregate offering price of all securities issued by the registrant from time to time pursuant to this registration statement exceed $500,000. The securities registered by the registrant hereunder may be sold separately or with other securities registered hereunder.

(2)             Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)             This registration statement also relates to rights to purchase one one-thousandth (1/1000th) of a share of Series RP preferred stock, par value $0.001 per share, which are attached to all shares of the registrant’s common stock pursuant to the Rights Agreement, dated as of May 29, 2003, as amended to date. Until the occurrence of events described in the Rights Agreement, the rights are not exercisable, are evidenced by the registrant’s common stock certificates and are transferable with and only with the registrant’s common stock.

(4)             The Registrant previously registered an aggregate $50,000,000 of its Common Stock and other equity securities on a Registration Statement on Form S-3 (File No. 333-134129), for which a filing fee of $5,350 was previously paid.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN

ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

TABLE OF CONTENTS

EXPLANATORY NOTE
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.2

EXPLANATORY NOTE

     This Registration Statement on Form S-3 relates to the public offering of common stock and other equity securities of Cytori Therapeutics, Inc. contemplated by the Registration Statement on Form S-3 (File No. 333-134129), declared effective on June 5, 2006 by the Securities and Exchange Commission (the “Prior Registration Statement”), and is filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, solely to increase the dollar amount of securities registered under the Prior Registration Statement by $500,000, which represents less than 20% of the remaining amount of securities available for issuance under the Prior Registration Statement. The contents of the Prior Registration Statement, including all exhibits thereto, are incorporated herein by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Madrid, Spain, on February 23, 2007.

CYTORI THERAPEUTICS, INC.

By	/s/ Christopher J. Calhoun
Christopher J. Calhoun
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christopher J. Calhoun	Chief Executive Officer and Director	February 23, 2007
Christopher J. Calhoun	(Principal Executive Officer)

/s/ Marc H. Hedrick	President and Director	February 23, 2007
Marc H. Hedrick

/s/ Mark E. Saad	Chief Financial Officer (Principal	February 23, 2007
Mark E. Saad	Accounting and Financial Officer)

/s/ David M. Rickey	Director	February 23, 2007
David M. Rickey

/s/ Paul W. Hawran	Director	February 23, 2007
Paul W. Hawran

/s/ Ronald D. Henriksen	Director	February 23, 2007
Ronald D. Henriksen

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
5.1	Opinion of Heller Ehrman LLP
23.1	Consent of Heller Ehrman LLP (filed as part of Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm